COMMUNITY TRUST BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2011

The Annual Meeting of Shareholders of Community Trust Bancorp, Inc. (“CTBI”) will be held at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, on Tuesday, April 26, 2011 at 10:00 a.m. EDT for the following purposes:

1.	To elect a Board of eight Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify.

2.	To ratify and approve the appointment of BKD, LLP as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011.

3.	To approve the advisory (nonbinding) resolution relating to executive compensation.

4.	To vote on the frequency of the advisory (nonbinding) vote on executive compensation.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only those holders of stock of record at the close of business on February 28, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The Board of Directors recommends that you vote for each of the nominees for director, for the ratification and approval of the independent registered public accounting firm, for the approval of the advisory (nonbinding) resolution relating to executive compensation, and 1 year on the frequency of the advisory (nonbinding) vote on executive compensation, and that you grant discretion on such other business as may properly come before the meeting or any adjournment.

This year CTBI is furnishing all proxy materials, including the Proxy Card, to our shareholders via direct mail; however, all of the proxy materials listed below may be obtained over the Internet at http://materials.proxyvote.com/204149:

•	Notice of Annual Meeting of Shareholders
•	CTBI’s Proxy Statement
•	CTBI’s 2010 Annual Report to Shareholders
•	Form of Proxy

Shareholders are cordially invited to attend the Annual Meeting of Shareholders. You may obtain directions to the meeting location by calling our Investor Relations Department toll-free at (800) 422-1090.  We hope you will attend the meeting and vote your shares in person.

By Order of the Board of Directors

/s/ Jean R. Hale
Jean R. Hale
Chairman, President and CEO

Pikeville, Kentucky
March 31, 2011

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT A PROXY.  IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT ANY TIME BEFORE YOUR PROXY IS EXERCISED.

Community Trust Bancorp, Inc.
346 North Mayo Trail
Pikeville, Kentucky 41501

PROXY STATEMENT

Annual Meeting of Shareholders
to be held April 26, 2011

INTRODUCTION

This Proxy Statement and accompanying proxy are furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of CTBI for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 26, 2011, at 10:00 a.m. (EDT), at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, and any adjournments thereof.  A copy of CTBI's 2010 Annual Report to Shareholders accompanies this Proxy Statement.

In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), our proxy materials may also be accessed on the internet at http://materials.proxyvote.com/204149.  The cost of solicitation of proxies will be borne by CTBI.  In addition to the use of the mail, proxies may be solicited in person, by telephone and other means of communication by directors, officers, and other employees of CTBI, none of whom will receive additional compensation for such services.  CTBI will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of stock held of record by them and will pay the reasonable expenses of such persons for forwarding such materials.  This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders of CTBI on or about March 31, 2011.

RECORD DATE AND VOTING SECURITIES

The Common Stock of CTBI (“Common Stock”) is the only class of outstanding voting securities.  Only holders of Common Stock of record at the close of business on February 28, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  At the Record Date, there were 15,394,895 shares of Common Stock outstanding.  With respect to the election of directors, shareholders have cumulative voting rights.  Accordingly, each shareholder will have the right to cast as many votes in the aggregate as equals the number of shares of Common Stock held by the shareholder multiplied by the number of directors to be elected at the Annual Meeting.  Each shareholder may cast all of his or her votes for one candidate or distribute such votes among two or more candidates.  Shareholders will be entitled to one vote for each share of Common Stock held of record on the Record Date with regard to all other matters that properly come before the Annual Meeting or any adjournment thereof.

Each proxy, unless the shareholder otherwise specifies, will be voted in favor of the election of the eight nominees for director named herein, the approval of the appointment of BKD, LLP as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011, the approval of the advisory (nonbinding) resolution relating to executive compensation, and a 1 year vote on the frequency of the advisory (nonbinding) vote on executive compensation.  Where a shareholder has appropriately specified how the proxy is to be voted, it will be voted accordingly.  As to any other matter which may properly be brought before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  A shareholder may revoke his or her proxy at any time prior to its exercise.  Revocation may be effected by written notice to CTBI, by a subsequently dated proxy received by CTBI, by oral revocation in person at the Annual Meeting or any adjournment thereof, or by voting in person at the Annual Meeting or any adjournment thereof.

A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting.  Abstentions will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote.  If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.  At the Annual Meeting, brokers and other nominees will not have discretionary authority with respect to election of directors, approval of the advisory resolution relating to executive compensation, or the advisory vote on the frequency of the vote on executive compensation.  Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to such proposals.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to each shareholder known by CTBI to beneficially own more than five percent of the Common Stock as of the Record Date.

Beneficial Owner	Amount and Nature	Percent
Name and Address	of Beneficial Ownership	of Class
Community Trust and Investment Company	1,549,804 (1)	10.1%
As Fiduciary
100 East Vine St., Suite 400
Lexington, Kentucky 40507

BlackRock Inc.	838,617 (2)	5.5%
40 East 52nd Street
New York, NY 10022

(1)
The shares indicated are held by Community Trust and Investment Company, a subsidiary of CTBI, in fiduciary capacities as trustee, executor, agent, or otherwise.  Of the shares indicated, Community Trust and Investment Company has sole voting rights with respect to 1,387,607 shares and no voting rights with respect to 162,197 shares.  Community Trust and Investment Company has shared investment authority with respect to 84,478 shares, sole investment authority with respect to 290,389 shares, and no authority with respect to 8,090 shares; 648,534 shares are held by CTBI’s Employee Stock Ownership Plan (“ESOP”) and 518,313 shares are held by the 401(k) Plan. Each participant for whom shares are maintained in his or her Plan account is entitled to direct the Trustee as to the manner in which voting rights will be exercised with respect to such shares. The Trustee will vote in its discretion all unallocated shares and all shares for which no voting instructions are timely received.

(2)
This information is taken from a Schedule 13G filed February 3, 2011 with respect to holdings as of December 31, 2010.  The Schedule 13G reports sole voting and investment power with respect to 838,617 shares.

ELECTION OF DIRECTORS

CTBI’s directors are elected at each annual meeting of shareholders and hold office until the next election of directors or until their successors are duly elected and qualify.  The persons named below, all of whom currently serve as directors of CTBI, have been nominated for election to serve until the 2011 Annual Meeting of Shareholders.

Charles J. Baird
Nick Carter
Nick A. Cooley
Jean R. Hale
James E. McGhee II
M. Lynn Parrish
Dr. James R. Ramsey
Anthony W. St. Charles

Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote for the election of each of the nominees listed above.  All nominees have indicated a willingness to serve and CTBI does not anticipate that any of the above nominees will decline or be unable to serve if elected as a director.  However, in the event that one or more of such nominees is unable, unwilling or unavailable to serve, the persons named in the proxy shall have authority, according to their judgment, to vote for such substitute nominees as they, after consultation with CTBI’s Board of Directors, shall determine.  If considered desirable, cumulative voting will be exercised by the persons named in the proxy to elect as many of such nominees as possible.

The Nominating and Corporate Governance Committee assists the Board in identifying qualified persons to serve as directors of CTBI.  The Committee will evaluate proposed director nominees, including incumbent directors prior to recommending renomination.  The Nominating and Corporate Governance Committee selects as candidates for nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s collective effectiveness in serving the interests of CTBI’s shareholders.  Maturity of judgment and community leadership are considered strengths for Board members.  Although the Committee does not utilize a specific or formulaic diversity policy or requirement, it does consider the make-up of the Board as a whole and favorably views Board diversity with respect to the following attributes:  professional and life experience, education, skills, age, race, and gender.

Each of the above-listed nominees has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.  Each nominee also brings a strong and varied background and set of skills to the Board of Directors, giving the Board, as a whole, competence and experience in a range of areas.

The Nominating and Corporate Governance Committee will consider candidates nominated by shareholders.  The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates any other properly recommended nominee.  Shareholders who desire to recommend a candidate for election at the next annual meeting of shareholders should submit the name of the candidate and information concerning the qualifications of the candidate by mail to the Nominating and Corporate Governance Committee at CTBI’s address on or before December 31, 2011.

Mr. St. Charles was appointed to the Board on December 16, 2010 for a term expiring at the 2011 Annual Meeting to fill a vacancy left by the resignation of Paul Patton.  Mr. St. Charles was brought to the attention of the Nominating and Corporate Governance Committee by Ms. Jean R. Hale, Chairman, President and CEO of CTBI.  The Nominating and Corporate Governance Committee recommended the appointment of Mr. St. Charles as a director to the Board.

INFORMATION ABOUT DIRECTORS

The age (as of February 28, 2011), business experience, and position of each of the directors currently serving are as follows:

Charles J. Baird, age 61, was appointed to the Board in 1987.  He currently serves as Chairman of the Board’s Corporate Retirement and Employee Benefit Committee and as Vice Chairman of the Board’s Executive Committee.  Mr. Baird has been an attorney with Baird and Baird, PSC since 1975.  He became President of Baird and Baird, PSC in 2009.  In addition to his 36 years of legal and management experience, Mr. Baird has attended many seminars on banking law and corporate finance and has been a director of many organizations over the years.  He is currently Chairman of the Eastern Kentucky Exposition Center and Coal Operators and Associates, and he was a member of the Workers’ Compensation Board Nominating Commission of Kentucky from 1987 until 2010 serving as Chairman for 10 years.  Mr. Baird also serves as a director of Community Trust and Investment Company, a subsidiary of CTBI.

Nick Carter, age 64, was appointed to the Board in 2008.  He currently serves on the Board’s Audit and Asset Quality Committee, Risk and Compliance Committee, and Compensation Committee.  Mr. Carter has been President and COO of Natural Resource Partners L.P. (a coal and aggregate reserve ownership business) and its subsidiaries (NYSE:NRP) since 2002.  For twelve years prior to joining Natural Resource Partners, Mr. Carter managed a $120 million private coal landholding company with operations in five states.  Mr. Carter attends and speaks at several investor conferences each year and has attended numerous conferences and seminars relating to business management and legal matters.  Mr. Carter is currently Chairman of the National Council of Coal Lessors and a director of Vigo Coal Company/Carbo-Prill, Inc., and he is a former director of National Bank of Hustonville.

Nick A. Cooley, age 77, was appointed to the Board in 1980.  He currently serves as Vice Chairman of the Board’s Nominating and Corporate Governance Committee and Compensation Committee and as a member of the Board’s Audit and Asset Quality Committee.  Mr. Cooley has been self-employed in the coal industry since 1959 and currently owns Unit Coal Corporation.  As a retired coal operator, he also owns and manages Valley Farm Supply, Top Stop, and Cool Creek Farms.

Jean R. Hale, age 64, was appointed to the Board in 1993 and was elected Chairman in 2004.  She currently serves as Chairman of the Board’s Executive Committee and as a member of the Corporate Retirement and Employee Benefit Committee.  Ms. Hale has been employed by CTBI since 1969 and held various positions within the company, primarily lending, serving as Executive Vice President and Senior Lender, Senior Vice President/Commercial Lending, and Vice President/Consumer Lending, as well as serving as Compliance and CRA Officer, prior to becoming President and CEO in 1993.  She is Chairman of the Board of the Kentucky Economic Development Finance Authority and a member of the Kentucky Economic Development Partnership Board, the Commonwealth Seed Capital, LLC Board, Pikeville College Board of Trustees, and the ARH Foundation Board.  Ms. Hale also serves as Chairman of the Board of Community Trust Bank, Inc. and Community Trust and Investment Company, both subsidiaries of CTBI.

James E. McGhee II, age 53, was appointed to the Board in 2005.  He currently serves as Chairman of the Board’s Risk and Compliance Committee, as Vice Chairman of the Corporate Retirement and Employee Benefit Committee, and as a member of the Nominating and Corporate Governance Committee, Executive Committee, and Audit and Asset Quality Committee.  Mr. McGhee was an executive officer of Mountain Valley Explosives from 1995 until 2006 at which time he sold the company and formed Three JC Investments.  Over the years, Mr. McGhee has started several small businesses involving property and energy.  He also served as Executive Director of Dyno Explosives Distributors Association.  In addition to Mr. McGhee’s business management experience, he has attended several business related safety, sales, and management seminars and an accounting for non-accountants seminar.

M. Lynn Parrish, age 61, was appointed to the Board in 1993.  He currently serves as the lead independent director of the Board, Chairman of the Board’s Nominating and Corporate Governance Committee and Compensation Committee, as Vice Chairman of the Audit and Asset Quality Committee, and as a member of the Executive Committee and Risk and Compliance Committee.  Mr. Parrish has been President of Marwood Land Company since 1992.  He co-founded Coal-Mac, Inc., an independent coal company, in 1978 and served as its president until 1992.  In 1993, he co-founded Knott Floyd Land Company, Inc., another independent coal company, and served as its chairman of the board and president until 2006.  Mr. Parrish has served on several boards of directors over the years and is currently a board member of the Kentucky Chamber of Commerce, Coal Operators and Associates, Inc., CEDAR, Inc., and the Pikeville – Pike County Airport, among others.

Dr. James R. Ramsey, age 62, was appointed to the Board in 2003.  He currently serves as Chairman of the Board’s Audit and Asset Quality Committee.  Dr. Ramsey has been President of the University of Louisville since 2002.  Prior to becoming President of the University of Louisville, Dr. Ramsey held various positions, including State Budget Director and Interim Commissioner of the Office of the New Economy for the Commonwealth of Kentucky and Vice President of Finance and Administration of the University of North Carolina and Western Kentucky University.  Dr. Ramsey has an extensive resume of financial and economic experience.  He has served as a director of Texas Roadhouse, Inc. (NASDAQGS:TXRH) since 2004, trustee of Churchill Tax Free Fund of Kentucky since 1987, and trustee of Narragansett Tax Free Bond Fund, Rhode Island since 2004.  Dr. Ramsey currently serves on the Audit and Compensation Committees of Texas Roadhouse, Inc.  He is also an advisory director of LG&E.

Anthony W. St. Charles, age 52, was appointed to the Board in 2010.  He currently serves on the Board’s Audit and Asset Quality Committee and Risk and Compliance Committee.  Mr. St. Charles is the President and Chief Executive Officer of A.W. St. Charles & Associates, Inc. of Cincinnati, Ohio.  Mr. St. Charles has provided consulting services and subject matter expertise to financial institutions and high tech companies in the United States and Canada for the past seventeen years.  Prior to the formation of his own company, Mr. St. Charles was involved in Sales and Consulting with the Unisys Corporation for five years and held officer level positions with U.S. Bank for fourteen years.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

	Amount and Nature of			Percent
Name	Beneficial Ownership		(1)	of Class

Charles J. Baird	266,747		(3)	1.7%

Nick Carter	2,000			(2)

Nick A. Cooley	59,644			(2)

Jean R. Hale	233,408		(4)	1.5%

James E. McGhee II	19,369		(5)	(2)

M. Lynn Parrish	116,962		(6)	(2)

Dr. James R. Ramsey	6,500			(2)

Anthony W. St. Charles	4,275			(2)

	All directors and executive officers as a group	1,055,513	(7)	6.7%
	(17 in number including the above named individuals)

(1)
Under the rules of the Securities and Exchange Commission, a person is deemed to beneficially own a security if the person has or shares the power to vote or direct the voting of such security or the power to dispose or to direct the disposition of such security.  A person is also deemed to beneficially own any shares of which that person has the right to acquire beneficial ownership within sixty days.  Shares of Common Stock subject to options exercisable within sixty days are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person.  Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares held by them.

(2)	Less than 1 percent.

(3)
Includes 5,649 shares held as trustee under various trust agreements established by Mr. Baird’s mother, Florane J. Baird, for her grandchildren, 195,705 shares held as trustee of the Bryan M. Johnson Testamentary Trust FBO Rosemary Dean, 58,000 shares held as trustee of the Carolyn A. Baird Family Trust, 200 shares held as trustee under various trust agreements established for Mr. Baird’s grandchildren, and 193 shares held by Mr. Baird’s wife, over which Mr. Baird has no voting or investment power.

(4)
Includes 64,663 shares which Ms. Hale may acquire pursuant to options exercisable within sixty days of the Record Date, 17,237 restricted shares awarded under the company stock ownership plans, 14,444 shares held in the ESOP, and 49,150 shares held in the 401(k) Plan which Ms. Hale has the power to vote.

(5)	Includes 149 shares held by Mr. McGhee’s son, over which Mr. McGhee has no voting or investment power.

(6)
Includes 103,451 shares held by Mr. Parrish’s wife, Jessica J. Parrish, as trustee of the Trust under the M. Lynn Parrish 2006 GRAT over which Mr. Parrish has no voting or investment power and 1,060 shares held by his son, Jesse Marvin Parrish, over which Mr. Parrish has no voting or investment power.

(7)	Includes 274,250 shares which may be acquired by all directors and executive officers as a group pursuant to options exercisable within sixty days of the Record Date.

Executive Officers

The following persons are executive officers of Community Trust Bancorp, Inc. as of the Record Date.  They are not nominated to serve as directors.  Their security ownership as of the Record Date is as follows:

Name	Position	Amount and Nature of Beneficial Ownership		Percent of Class
James B. Draughn	Executive Vice President	46,264	(2)	(1)

James J. Gartner	Executive Vice President	54,892	(3)	(1)

Mark A. Gooch	Executive Vice President and Secretary	81,437	(4)	(1)

D. Andrew Jones	Executive Vice President	9,931	(5)	(1)

Larry W. Jones	Executive Vice President	27,505	(6)	(1)

Richard W. Newsom	Executive Vice President	38,174	(7)	(1)

Ricky D. Sparkman	Executive Vice President	53,239	(8)	(1)

Kevin J. Stumbo	Executive Vice President and Treasurer	29,465	(9)	(1)

Andy D. Waters	Executive Vice President	5,701	(10)	(1)

(1)	Less than 1 percent.

(2)
Includes 27,339 shares which Mr. Draughn may acquire pursuant to options exercisable within sixty days of the Record Date, 6,573 restricted shares awarded under the company stock ownership plans,  5,465 shares held in the ESOP, and 6,887 shares held in the 401(k) Plan which Mr. Draughn has the power to vote.

(3)
Includes 45,145 shares which Mr. Gartner may acquire pursuant to options exercisable within sixty days of the Record Date, 6,395 restricted shares awarded under the company stock ownership plans,   1,906 shares held in the ESOP, and 1,148 shares held in the 401(k) Plan which Mr. Gartner has the power to vote.

(4)
Includes 48,277 shares which Mr. Gooch may acquire pursuant to options exercisable within sixty days of the Record Date, 12,026 restricted shares awarded under the company stock ownership plans,  9,472 shares held in the ESOP, and 10,614 shares held in the 401(k) Plan which Mr. Gooch has the power to vote.

(5)
Includes 1,385 shares which Mr. Andrew Jones may acquire pursuant to options exercisable within sixty days of the Record Date, 1,665 restricted shares awarded under the company stock ownership plans, 4,370 shares held in the ESOP, and 2,175 shares held in the 401(k) Plan which Mr. Jones has the power to vote.

(6)
Includes 18,880 shares which Mr. Larry Jones may acquire pursuant to options exercisable within sixty days of the Record Date, 6,750 restricted shares awarded under the company stock ownership plans, and 1,541 shares held in the ESOP which Mr. Jones has the power to vote.

(7)
Includes 15,214 shares which Mr. Newsom may acquire pursuant to options exercisable within sixty days of the Record Date, 6,373 restricted shares awarded under the company stock ownership plans, 6,674 shares held in the ESOP, and 9,615 shares held in the 401(k) Plan which Mr. Newsom has the power to vote.

(8)
Includes 37,907 shares which Mr. Sparkman may acquire pursuant to options exercisable within sixty days of the Record Date, 6,373 restricted shares awarded under the company stock ownership plans, 3,772 shares held in the ESOP, 3,489 shares held in the 401(k) Plan which Mr. Sparkman has the power to vote, and 1,400 shares held in an individual retirement account.

(9)
Includes 12,709 shares which Mr. Stumbo may acquire pursuant to options exercisable within sixty days of the Record Date, 6,406 restricted shares awarded under the company stock ownership plans, 4,229 shares held in the ESOP, and 6,030 shares held in the 401(k) Plan which Mr. Stumbo has the power to vote.

(10)
Includes 2,731 shares which Mr. Waters may acquire pursuant to options exercisable within sixty days of the Record Date, 1,754 restricted shares awarded under the company stock ownership plans, and 1,178 shares held in the ESOP which Mr. Waters has the power to vote.

DIRECTORS’ COMPENSATION

Directors of CTBI, excluding the Chairman of the Audit Committee and the Chairman of the Risk and Compliance Committee, who are not also officers of CTBI, were paid $5,000 per quarter for 2010, plus $600 if any committee meetings were attended the day prior to regularly scheduled quarterly Board meetings.  The Chairman of the Audit Committee was paid $7,500 per quarter and the Chairman of the Risk and Compliance Committee was paid $6,250 per quarter for 2010.  Directors are paid $100 for special committee meetings by telephone and $300 for other committee meetings held on days other than days prior to regularly scheduled quarterly Board meetings.  Directors who are also officers of CTBI did not receive additional compensation for serving as a director.  No option awards, stock awards, retirement benefits, or other benefits are provided to Directors of CTBI.  The following table shows the total fees paid in 2010 to each Director.

Director	2010 Fees Paid
Charles J. Baird	$21,000

Nick Carter	24,200

Nick A. Cooley	24,200

Jean R. Hale	0	(1)

James E. McGhee II	29,100

M. Lynn Parrish	24,700

Dr. James R. Ramsey	33,200

Anthony W. St. Charles	0	(2)

Total	$156,400

(1)	As an officer of CTBI, Ms. Hale does not receive directors’ fees.

(2)	Mr. St. Charles was appointed to the Board on December 16, 2010.

CORPORATE GOVERNANCE

The Board of Directors has determined that the following six of CTBI’s eight directors are “independent” as defined by applicable law and NASDAQ listing standards: Nick Carter, Nick A. Cooley, James E. McGhee II, M. Lynn Parrish, Dr. James R. Ramsey, and Anthony W. St. Charles.  Mr. Parrish has been selected by the Board of Directors as the “lead independent director.”

The lead independent director presides over executive sessions of the Board and acts as the liaison between independent directors and the Chairman of the Board.  The lead independent director also provides input to the Chairman of the Board concerning the agendas for Board meetings and performs other duties as assigned by the Board from time to time.

The leadership structure of the Board consists of a combined Chairman and Chief Executive Officer position, which has been held by Ms. Hale since 2004.  The Board believes that a unified Chief Executive Officer and Chairman is appropriate and in the best interests of CTBI and its shareholders.  The Board believes that combining these roles provides the following advantages:

➢	The Chief Executive Officer is the director most familiar with CTBI’s business and is best suited to lead discussions on important matters affecting CTBI’s business;

➢	The combination of the roles creates a firm link between management and the Board and facilitates the development and implementation of corporate strategy; and

➢
The combination of the positions contributes to a more effective and efficient Board, and the Board believes it does not undermine the Board’s independence, particularly in light of the role played by the Board’s lead independent director.

The lead independent director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. The Board makes the determination of the appropriate leadership structure based on current circumstances.  The Board also believes that the solid and profitable performance of CTBI under Ms. Hale’s direction, particularly in light of the recent financial crisis, demonstrates the effectiveness of CTBI’s leadership structure.  Ms. Hale is the direct link between executive management and the Board, and as a banking professional with more than 40 years of industry experience, she provides critical insight and perception to the Board, as well as feedback to executive management, through her understanding of the issues at hand.

During 2010, the Board held four executive sessions, under the guidelines for executive sessions prescribed in the Corporate Governance Guidelines, which included only non-management directors.

Corporate Governance Guidelines and the Code of Business Conduct and Ethics adopted by the Board may be found on CTBI’s website at www.ctbi.com.  The Code of Business Conduct and Ethics governs the actions of CTBI’s directors, officers, and employees.  The Code is reviewed by the Nominating and Corporate Governance Committee and approved by the Board.

Shareholders may communicate directly with the Board of Directors by sending a written communication addressed to the Chairman of the Board of Directors at CTBI’s address.

The Board of Directors held seven meetings during the 2010 fiscal year, including the annual organizational meeting.  Each director attended at least 75% of the aggregate number of Board meetings and meetings of Board committees on which such director served in 2010.  It is the Board’s policy that directors should attend each annual meeting of shareholders subject to a substantial personal or business conflict.  All of CTBI’s directors who were serving at the time attended the 2010 annual meeting of shareholders.  The Board has the following committees: Audit and Asset Quality Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee, Risk and Compliance Committee, and Corporate Retirement and Employee Benefit Committee.

The Audit and Asset Quality Committee (the “Audit Committee”) Charter, which is subject to annual review, was last reviewed and approved in January 2011 and may be found on CTBI’s website at www.ctbi.com.  The Audit Committee consists of Dr. James R. Ramsey (Chairman), M. Lynn Parrish (Vice Chairman), Nick Carter, Nick A. Cooley, James E. McGhee II, and Anthony W. St. Charles, all of whom meet the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of the NASDAQ listing standards.  The Board of Directors has determined that none of the Audit Committee members has a relationship to CTBI that may interfere with his independence from the corporation and its management. The Board has determined that Dr. James R. Ramsey is an audit committee financial expert for CTBI and is independent as described above.  For further information regarding the Audit Committee, please see the Report of the Audit and Asset Quality Committee below.

The Compensation Committee consists of M. Lynn Parrish (Chairman), Nick A. Cooley (Vice Chairman), and Nick Carter, all of whom meet the applicable independence standards.  The Compensation Committee Charter may be found on CTBI’s website at www.ctbi.com.  The Compensation Committee: (i) oversees and recommends to the Board executive officer compensation, (ii) evaluates and approves benefit and incentive compensation policies and programs for CTBI, (iii) reviews and approves related party transactions, and (iv) reviews the risks related to CTBI's compensation policies and programs.  The Compensation Committee has determined that the risks associated with CTBI's compensation policies and programs are not reasonably likely to have a material adverse effect on CTBI.  This committee met six times during 2010.

The Nominating and Corporate Governance Committee consists of M. Lynn Parrish (Chairman), Nick A. Cooley (Vice Chairman), and James E. McGhee II, all of whom meet the applicable independence standards.  The Nominating and Corporate Governance Committee Charter can also be found on CTBI’s website at www.ctbi.com.  The Nominating and Corporate Governance Committee: (i) evaluates and recommends nominee directors for election to the Board and appointment to committee membership and (ii) develops and recommends to the Board policies and guidelines relating to corporate governance and the identification and nomination of directors and committee members.  This committee is also responsible for the annual review of the Board’s performance as a whole, each committee’s performance as a whole, and each individual director’s performance and the annual review of CTBI’s succession plans for its Chief Executive Officer and other executive officers.  Each of our directors is evaluated annually on the basis of personal characteristics, financial literacy, mature confidence, high performance standards, and core competencies.  The Nominating and Corporate Governance Committee met three times in 2010.  See Election of Directors for more information.

The Risk and Compliance Committee consists of James E. McGhee II (Chairman), M. Lynn Parrish, Nick Carter, and Anthony W. St. Charles, all of whom meet the applicable independence standards.  The Risk and Compliance Committee Charter may be found on CTBI’s website at www.ctbi.com.  The Risk and Compliance Committee: (i) oversees management’s compliance with all of CTBI’s regulatory obligations arising under applicable federal and state banking and financial institutions laws, rules, and regulations and (ii) oversees management’s implementation and enforcement of CTBI’s risk management policies and procedures.  On a quarterly basis, CTBI’s Chief Internal Audit/Risk Officer provides a comprehensive risk report to the Risk and Compliance Committee.  The Risk and Compliance Committee met four times during 2010.

Under our Corporate Governance Guidelines, the Board is charged with providing oversight of our risk management processes. The Audit Committee and the Enterprise Wide Risk Management (EWRM) Committee are primarily responsible for overseeing our risk management function on behalf of the Board.  In carrying out its responsibilities, the Audit and EWRM Committees work closely with our Chief Risk Officer and other members of our enterprise wide risk management team.  Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition.  Management is responsible for the day-to-day management of risks the company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board of Directors is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight.  The Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks.  CTBI utilizes an EWRM process designed to provide the Board and management with the capabilities needed to identify, assess, and manage the full spectrum of risks inherent to our industry.  While business unit managers are primarily responsible for managing risk inherent in their areas of responsibility, CTBI has established a risk management governance structure to establish policies, monitor adherence to the policies, and manage the overall risk profile of the company.  CTBI’s EWRM program is not intended to replace normal risk management activities conducted by the business unit managers.  The EWRM program is designed to provide a portfolio view of risks across the entire enterprise.

As an integral part of the risk management process, management has established various committees consisting of senior executives and others within CTBI.  The purpose of these committees is to closely monitor risks and ensure that adequate risk management practices exist within their respective areas of authority.  Some of the principal committees include the Asset/Liability Management (ALCO) Committee, the Loan Portfolio Risk Management Committee, the Senior Credit Committee, the Information Technology Steering Committee, and various compliance-related committees.  Overlapping membership of these committees by senior executives and others helps provide a unified view of risk on an enterprise-wide basis.  To facilitate an enterprise-wide view of CTBI’s risk profile and coordinate the enterprise risk management governance process, a Chief Risk Officer has been appointed, who oversees the process and reports on CTBI’s risk profile.  Additionally, risk champions are assigned for various areas.  The risk champions facilitate implementation of the enterprise risk management and governance process across the company.  The EWRM Committee oversees and supports the EWRM process.  The Board of Directors, through its Risk and Compliance Committee, has overall responsibility for oversight of CTBI’s enterprise risk management governance process, while the EWRM Committee monitors and assesses regular reports from the management team’s senior risk officer regarding comprehensive organizational risk as well as particular areas of concern.  In addition, the Nominating Committee considers risks related to succession planning.  The Compensation Committee considers risks related to the attraction and retention of critical employees and risks relating to CTBI’s compensation programs and contractual employee arrangements and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.  The Compensation Committee reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers.

REPORT OF THE AUDIT AND ASSET QUALITY COMMITTEE

The Audit and Asset Quality Committee (the “Audit Committee”) oversees the financial reporting process of CTBI on behalf of the Board of Directors.  All directors who serve on the Audit Committee meet the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of the NASDAQ listing standards.  The Audit Committee monitors the integrity of CTBI’s financial statements, the qualifications and independence of CTBI’s independent registered public accounting firm (“independent auditor”), the performance of CTBI’s internal audit function, CTBI’s system of internal controls, financial reporting, and disclosure controls, and compliance with the Corporate Governance Guidelines and Code of Business Conduct and Ethics.  The Audit Committee has established procedures for the confidential, anonymous submission of concerns about accounting matters, internal controls, and auditing matters.  Management has the responsibility for the preparation of CTBI’s consolidated financial statements and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting.  The independent auditor has the responsibility for the examination of those consolidated financial statements.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of CTBI’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America.  Additionally, the Audit Committee’s review included discussion with CTBI’s independent auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, (“SAS 61”).  SAS 61 requires CTBI’s independent auditor to provide the Audit Committee with additional information regarding the scope and results of its audit of CTBI’s financial statements, including with respect to (i) its responsibility under audit standards generally accepted in the United States of America, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

The Audit Committee received from BKD, LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, with respect to any relationships between BKD, LLP and CTBI that, in its professional judgment, may reasonably be thought to bear on independence.  BKD has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, it is independent of CTBI within the meaning of the federal securities laws.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor.  The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services.  Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding the pre-approved cost levels must be specifically pre-approved by the Audit Committee.  In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The Audit Committee discussed with CTBI’s internal auditor and independent auditor the overall scope and plans for their respective audits.  The Audit Committee met with its internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of CTBI’s internal controls, and the overall quality of CTBI’s financial reporting.  The Audit Committee held twelve meetings during fiscal year 2010.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and the independent auditor the audited consolidated financial statements of CTBI as of and for the year ended December 31, 2010 and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting as of December 31, 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.  The Audit Committee has also recommended, subject to shareholder ratification, the selection of BKD, LLP as CTBI’s independent registered public accounting firm.

Dr. James R. Ramsey, Chairman
M. Lynn Parrish, Vice Chairman
Nick Carter, Member
Nick A. Cooley, Member
James E. McGhee II, Member
Anthony W. St. Charles, Member

March 14, 2011

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of CTBI engaged BKD, LLP (“BKD”) to serve as its independent registered certified public accounting firm for the year ended December 31, 2010.

Aggregate fees billed to CTBI for the fiscal years ending December 31, 2010 and 2009 by CTBI’s principal accounting firm, BKD, LLP were as follows:

	2010	2009
Audit fees	$424,100	$291,565
Audit related fees	64,313	43,814
Subtotal	488,413	335,379
Tax fees	26,820	36,216
Total	$515,233	$371,595

Audit related fees included payments for audits of CTBI’s ESOP and 401(k) Plan and out-of-pocket expenses related to the audit of the consolidated financial statements.  Tax fees include payments for preparation of the federal and state corporate income tax returns and the preparation of the Form 5500s for the CTBI sponsored benefit plans.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee will request shareholders to ratify its selection of BKD to examine the consolidated financial statements of CTBI for the fiscal year ending December 31, 2011.  Although action by the shareholders on this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of CTBI’s financial controls and reporting.  Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of CTBI and its shareholders.  BKD is not expected to have a representative present at the Annual Meeting.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BKD, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CTBI.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Chief Executive Officer, Principal Financial Officer, and other three most highly compensated executive officers (“Named Executive Officers”) is described in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.  Shareholders are urged to read both of these sections of this Proxy Statement, which discuss our compensation policies and procedures with respect to our Named Executive Officers.  As discussed in the Compensation Discussion and Analysis, the Compensation Committee seeks to establish executive compensation at fair, reasonable, and competitive levels, with a meaningful portion of compensation tied to performance.

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the recently adopted changes to Section 14A of the Securities Exchange Act of 1934, we are providing CTBI’s shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve the compensation of our Named Executive Officers.  Accordingly, the following resolution will be submitted for a shareholder vote at the 2011 Annual Meeting:

“RESOLVED, that the shareholders of Community Trust Bancorp, Inc. (“CTBI”) approve, on an advisory basis, the overall compensation of CTBI’s Named Executive Officers, as described in the Compensation Discussion and Analysis and Executive Compensation sections set forth in the Proxy Statement for this Annual Meeting.”

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is nonbinding on CTBI and the Board.  However, the Board values constructive dialogue on executive compensation and other important governance topics with CTBI’s shareholders and encourages all shareholders to vote their shares on this matter.

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting.  While this vote is required by law, it will neither be binding on CTBI or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, CTBI or the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.  Brokers and other nominees do not have discretionary voting power over the advisory vote on executive compensation. Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to this proposal.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY (NONBINDING) RESOLUTION RELATING TO EXECUTIVE COMPENSATION.

FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the recently adopted changes to Section 14A of the Securities Exchange Act of 1934, we are providing CTBI’s shareholders the opportunity to cast an advisory (nonbinding) vote on whether the vote on a nonbinding shareholder resolution to approve the compensation of CTBI’s Named Executive Officers (the “say-on-pay” advisory vote) should occur every year, every two years, or every three years.

After careful consideration, the Board of Directors recommends that future shareholder “say-on-pay” advisory votes on executive compensation be conducted every year.  The determination was based upon the premise that Named Executive Officer compensation is evaluated, adjusted, and approved on an annual basis by the Board of Directors upon a recommendation from the Compensation Committee and the belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual recommendation.

Although the Board of Directors recommends a “say-on-pay” vote every year (a “1 year” frequency), shareholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years, or abstain.  Shareholders are not voting to approve or disapprove of the Board of Directors’ recommendation.  Generally, approval of any matter presented to shareholders requires a majority of the votes cast.  However, because this vote is advisory and nonbinding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by CTBI’s shareholders.  Even though this vote will neither be binding on CTBI or the Board nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, CTBI or the Board, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency at which advisory votes on executive compensation will be included in CTBI’s Proxy Statement.  Brokers and other nominees do not have discretionary voting power over the advisory vote on the frequency of voting with respect to executive compensation. Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to this proposal.  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “1 YEAR” ON THE FREQUENCY OF THE ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

In the ordinary course of business, CTBI, through its wholly-owned commercial bank subsidiary, Community Trust Bank, Inc. (the “Bank”), has had in the past and expects to have in the future banking transactions, including lending to its directors, officers, principal shareholders, and their associates.  When these banking transactions are credit transactions, they are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.  None of the credits are disclosed as nonaccrual, past due, restructured, or potential problem credits.  In the opinion of CTBI’s Board of Directors, such transactions, do not involve more than the normal risk of collectability or present any other unfavorable features.

Mr. Charles J. Baird, a director of CTBI, is a shareholder in Baird and Baird, P.S.C., a law firm that provided services to CTBI and its subsidiaries during 2010 and will be retained by CTBI and its subsidiaries during the fiscal year 2011.  Approximately $979,000 in legal fees and $158,000 in expenses paid on behalf of CTBI, $1,137,000 in total, were paid to Baird and Baird, P.S.C. during 2010.

The Board of Directors has determined that the Compensation Committee of the Board should review and approve related party transactions.  Accordingly, at each calendar year’s first regularly scheduled Compensation Committee meeting, management recommends related party transactions to be entered into by CTBI for that calendar year, including the proposed aggregate value of such transactions if applicable.  After review, the Compensation Committee recommends approval or disapproval of such transactions and at each subsequently scheduled meeting, management updates the Compensation Committee as to any material change to those proposed transactions.  In the event management recommends any further related party transactions subsequent to the first calendar year meeting, such transactions may be presented to the Compensation Committee for consideration.  The Compensation Committee provides a report to the Board of Directors at each regularly scheduled meeting of the related party transactions approved by the Compensation Committee since the date of its previous report to the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires CTBI’s executive officers and directors and persons who own more than ten percent (10%) of the Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”), as well as to furnish CTBI with a copy of such report.  Additionally, SEC regulations require CTBI to identify in its Proxy Statement those individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year.  Based upon a review of Forms 3, 4, and 5 furnished to CTBI, there were no late filings in 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide shareholders with a better understanding of our executive compensation philosophy and decision-making process.  It also explains the components of compensation paid to CTBI’s executive officers.

Executive Summary

The duties of the Compensation Committee of the Board of Directors of CTBI are to set the compensation of the CEO, review the recommendations of the CEO concerning appropriate compensation of the other executive officers, and make recommendations to the Board concerning executive compensations for approval.  The Compensation Committee has responsibility for establishing, implementing, and continually monitoring adherence with CTBI’s compensation philosophy and objectives.  The objectives of the compensation program are focused on increasing the profitability and growth of CTBI in a manner which is consistent with the goals of the company with the understanding that the program must attract, retain, motivate, and reward personnel of outstanding ability and encourage excellent performance.

The Compensation Committee has established various processes designed to ensure that CTBI’s compensation program is achieving its objectives including the assessment of CTBI’s performance in relation to the compensation of the Named Executive Officers.  The review of compensation encompasses all components of executive compensation including salary, cash and stock incentives, benefits, severance, and change in control agreements.  The Compensation Committee also retained a leading executive compensation consulting firm to review CTBI’s executive compensation program.

Following the completion of its review, the Compensation Committee has concluded as follows:

➢
CTBI’s performance has compared favorably to other, similar banks, despite a very challenging operating environment, by exceeding peer performance on nearly a dozen metrics over the last one and three year time periods, with EPS and ROAA in the 70th percentile of peer companies.

➢	CTBI’s executive pay is positioned conservatively versus peer compensation.

➢	CTBI’s executive pay approximately equals the 25th percentile of market values which is low relative to CTBI’s good performance.

➢	CTBI’s incentive opportunities are relatively modest and no incentive awards are granted unless the financial results equal or exceed budget.

➢
If CTBI’s performance significantly exceeds budget, CTBI’s executives have the potential to earn incentive compensation which would result in total pay in the 50th or 75th percentiles of market compensation.

A detailed discussion of the Compensation Committee’s activities and analysis is included herein after this summary.

Role of the Compensation Committee

All directors who serve on the Compensation Committee are independent in accordance with the NASDAQ listing standards.  During 2010, there were no interlocking relationships between any executive officers of CTBI and any entity whose directors or executive officers serve on the Board of Directors’ Compensation Committee.

The principal duties of the Compensation Committee are to set the compensation of the CEO, review the recommendations of the CEO concerning appropriate compensation of the other executive officers of CTBI and establish the compensation of the other executive officers, and make recommendations to the Board concerning executive officer compensation for approval. The Compensation Committee has responsibility for establishing, implementing, and continually monitoring adherence with CTBI’s compensation philosophy.

The Compensation Committee periodically reviews the compensation levels of the Board.  In its review, the Compensation Committee looks to ensure that the compensation is fair and reasonable commensurate to the amount of work required from the individual directors as well as from the Board in aggregate.  The Compensation Committee also periodically reviews Board committee compensation levels and practices and recommends to the Board changes in such compensation levels and practices.  Although the Compensation Committee did not increase the level of Board compensation for 2010 and 2011, the Compensation Committee expects to review the level of Board compensation in upcoming years and make adjustments as appropriate.  At the current time, chairs of two Board committees (the Audit and Asset Quality Committee and the Risk and Compliance Committee) receive additional compensation for serving as chair, while chairs of the other Board committees receive the same compensation as other members of the committees.  The Compensation Committee expects to review the compensation paid to chairs of those Board committees in the future and make adjustments as appropriate.

The Compensation Committee is responsible for the review and approval of corporate goals and objectives relevant to the compensation of CTBI’s CEO and to evaluate the performance of the CEO in light of the goals and objectives. The Compensation Committee determines and approves the CEO’s compensation levels based on this evaluation. Additionally, the Compensation Committee reviews compensation levels of CTBI’s other executive officers. To achieve these goals and objectives, the Compensation Committee expects to maintain compensation plans that create an executive compensation program that is set at competitive levels within our peer group to attract and retain strong executive management for CTBI.  The Compensation Committee makes recommendations to the Board with respect to compensation plans, incentive plans, and equity ownership plans and oversees the administration of these plans.

The Compensation Committee has followed certain fundamental objectives to ensure the effectiveness of CTBI’s compensation strategy.  The Compensation Committee recognizes the importance of perceived fairness both internally and externally of compensation practices. The Compensation Committee believes that the long-term success of CTBI and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives.  CTBI’s compensation strategy encourages alignment with the interests of management and shareholders.  The Compensation Committee seeks to provide full disclosure to the independent members of the Board of Directors of CTBI’s compensation policies, practices, and issues to ensure that all directors understand the implications of committee decisions.

The Compensation Committee recognizes that the competition among financial institutions for attracting and retaining senior management executives has become more intense in the past few years. The Compensation Committee takes such market considerations into account to ensure that CTBI is providing appropriate long-term incentives to enable it to continue to attract new senior management executives and to retain current executives.

The Compensation Committee also considers the current economic and industry environment when reviewing executive compensation.  When establishing executive compensation for 2010 and 2011, the Compensation Committee took into consideration the significant challenges facing the US economy and the banking industry.

The Compensation Committee has established various processes to assist it in ensuring CTBI’s compensation program is achieving its objectives.  Among these are:

•
Assessment of Company Performance - The Compensation Committee uses company performance measures in two ways. In establishing total compensation ranges, the Compensation Committee considers various measures of company and industry performance, asset growth, earnings per share, return on assets, return on equity, total shareholder return, and the effective execution of CTBI’s growth strategy. The Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively.

•
Assessment of Individual Performance - Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. The CEO’s compensation is determined by the Compensation Committee. For the other Named Executive Officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s interactions with the executive officer. As with the CEO, the performance evaluation of these executives is based on their contributions to CTBI’s performance, and other leadership accomplishments.

•
Total Compensation Review – The Compensation Committee reviews each executive’s base pay, bonus, and equity incentives annually. In addition to these primary compensation elements, the Compensation Committee reviews other compensation and payments that would be required under various severance and change in control scenarios.

Executive Compensation Philosophy

The Compensation Committee believes that executive officer compensation is an integral component of CTBI’s business and human resources strategy.  It is important to CTBI’s success that highly talented individuals serve as executive officers. The Compensation Committee seeks to establish executive compensation at fair, reasonable and competitive levels. The Compensation Committee strives to provide compensation which is appropriate to attract and retain such individuals.  The Compensation Committee also believes it is important that compensation be strategy-focused and recognize individual and group contributions and results.  Therefore, the Compensation Committee desires to offer competitive, market-driven executive officer compensation packages which also provide for a meaningful portion of compensation to be tied to performance.  As a result, CTBI’s executive compensation packages include base salary and benefits as well as incentive-based cash and equity compensation.

The goal of the Compensation Committee is to offer competitive compensation packages, without being the highest or lowest provider, which will enable CTBI to attract and retain key personnel in order that shareholder value may be increased. Total compensation packages, including base salaries, are set at levels the Compensation Committee believes are sufficient to attract and retain qualified executives. The compensation of Named Executive Officers is based on the same criteria and performance factors used for all other executive officers.

Executive Compensation Components

CTBI’s executive compensation consists of the following components:

•	Salaries and Annual Cash Incentive Compensation
•	Annual Incentive-Based Compensation
•	Long-Term Equity Compensation
•	Benefits and Perquisites

Salaries and Annual Cash Incentive Compensation – Salaries for CTBI’s executives are established based upon the scope of their responsibilities, taking into account competitive market compensation paid by other similarly situated companies for comparable positions. The CEO’s compensation is set by the Compensation Committee and presented to the full Board of Directors for approval. The salary of the CEO is set based on the Compensation Committee’s review of performance objectives for CTBI which include asset and revenue growth, asset quality, identification of strategic opportunities, development and maturation of the core earnings performance, and execution of CTBI’s growth strategy, as well as the comparison of peer group data. Compensation of the other executive officers is recommended by the CEO and approved, after making any adjustments considered appropriate, by the Compensation Committee.  Salary increases are approved based upon performance for the previous year, responsibilities for the upcoming year, and compensation paid by other companies within CTBI’s peer group. The objective is to grant salary increases to retain and motivate successful performance while maintaining affordability within CTBI’s business plan.

The Compensation Committee retained Pearl Meyer & Partners (the “Consultant”), an executive compensation consulting firm, to provide comprehensive compensation consulting services in reviewing CTBI’s 2010 executive compensation program.  The engagement objectives were: (1) to provide information on regulatory and legislative trends that may impact executive compensation in the banking industry, (2) to compare pay levels of eleven executive officers to published survey data and executive pay data contained in the most recent SEC Proxy Statement filings of its  peer companies, (3) to assess CTBI’s business performance relative to its peer group and test the alignment of executive pay and business performance, and (4) to prepare recommendations and advise the Compensation Committee how, if at all, existing pay plans for executives could be improved to ensure market competitiveness, comply with current regulations and/or improve the alignment of executive pay and business performance.  The Compensation Committee did not utilize a consultant in 2009.  During 2008, the Compensation Committee engaged Amalfi Consulting, LLC, an independent compensation consulting firm specializing in the financial services industry, to provide an update to the comprehensive review completed by the consultant during 2007.  The comprehensive review (“2008 Report”) completed at that time was to assist the Compensation Committee in assessing the reasonableness of current executive officer compensation packages and help the Compensation Committee set the direction for future compensation determinations.

The peer group selected by the Consultant for its review of the 2010 compensation of CTBI’s executive officers included the following eighteen publically traded companies, with an orientation toward regional bank holding companies, that ranged in asset size from $1.8 billion to $6.1 billion with an average asset size of $3.1 billion.  The peer group included both Troubled Asset Relief Program (“TARP”) and non-TARP participating banks.

Bank	Ticker	Bank	Ticker

1st Source Corporation	SRCE	Lakeland Financial Corporation	LKFN
City Holding Company	CHCO	MainSource Financial Group, Inc.	MSFG
Farmers Capital Bank Corporation	FFKT	Peoples Bancorp, Inc.	PEBO
First Community Bancshares, Inc.	FCBC	Republic Bancorp, Inc.	RBCAA
First Financial Bancorp	FFBC	S.Y. Bancorp, Inc.	SYBT
First Financial Corporation	THFF	Stellar One Corporation	STEL
First Merchants Corporation	FRME	Towne Bank	TOWN
Green Bankshares, Inc.	GRNB	Union First Market Bankshares Corporation	UBSH
Integra Bank Corporation	IBNK	Virginia Commerce Bancorp, Inc.	VCBI

The information provided by the Consultant was reviewed by the Compensation Committee and was incorporated into the Compensation Committee’s analysis of executive compensation.  The report compared the cash compensation, long-term incentive compensation, and total direct compensation of the Named Executive Officers and CTBI’s business performance relative to the peer group for the one and three year periods ending December 31, 2009 and the nine months ended September 30, 2010.  The report included the following conclusions: (1) CTBI’s business performance relative to the peer group was at or above the peer group median during those periods; (2) cash compensation and long-term incentive compensation at the target/budgeted performance was below market but the potential long-term incentive compensation based upon attaining maximum levels of financial performance targets was above market; (3) CTBI’s pay plans provide executives the opportunity to earn very competitive total compensation, contingent upon performance; and (4) actual pay delivered to CTBI’s executives for 2010 and 2009 was somewhat low given business performance relative to the peer group.

The Compensation Committee continues to utilize historic and current information and analysis provided by its consultants in the management of CTBI’s executive compensation to execute its executive compensation philosophy.

The Compensation Committee believes that the Named Executive Officers performed at a high level during 2010 as they did in 2009 and 2008.  During 2010, CTBI’s return on average asset ratio at 1.03% was in the 84th percentile of its peer group and the one-year core earnings per share growth was at 44.7%.  Although the Compensation Committee believes that the Named Executive Officers performed at a high level during 2010, 2009, and 2008, in light of the ongoing challenging and turbulent economic conditions, the Compensation Committee determined that it would be in the best interest of CTBI to consider only nominal increases in executive salaries during those years.

The operating environment for commercial banks is impacted by a variety of factors such as local, national and global economic conditions, interest rate levels and trends, monetary policies of the Federal Reserve Board, fiscal policies of the United States government, liquidity in the capital markets, and the changing values of real estate and other assets.  Many of these factors are outside the control of CTBI and its management.  The Compensation Committee considered the Named Executive Officers’ performance during 2010, including their response to the challenging economic and operating environment in 2010, and determined that it was appropriate to approve nominal salary increases for the Named Executive Officers.  The salary increases for 2010 and 2011 reflect CTBI’s desire to balance the need to compensate our Named Executive Officers at levels that recognize their performance and value to CTBI with the need to control our expenses in the current difficult economic environment. Named Executive Officers’ base salaries remain at or near the median of the market. The base salaries of the Named Executive Officers for the years ended December 31, 2009, 2010, and 2011 are shown below:

	Base Salary	Base Salary	% Increase	Base Salary	% Increase
	2009	2010	2009 to 2010	2011	2010 to 2011
Jean R. Hale Chairman, President, and Chief Executive Officer	$437,000	$446,000	2.1%	$470,000	5.4%

Kevin J. Stumbo Executive Vice President and Treasurer (Principal Financial Officer)	$172,000	$174,000	1.2%	$183,000	5.2%

Mark A. Gooch Executive Vice President and Secretary	$322,000	$328,500	2.0%	$344,000	4.7%

Larry W. Jones Executive Vice President	$182,000	$205,000	12.6%	$210,000	2.4%

James B. Draughn Executive Vice President	$185,000	$189,000	2.2%	$200,000	5.8%

Annual Incentive-Based Compensation – Annual cash incentive bonuses may be awarded under the Senior Management Incentive Compensation Plan (the “Incentive Plan”), which is open to executive officers and other members of senior management (“Participants”). The bonuses for the Participants are based on achieving the targets set for earnings per share (“EPS”) and return on average assets (“ROAA”) of CTBI.  This plan was designed to reward Participants for meeting or exceeding industry standards for profitability and was adopted to achieve the following objectives:

•	Increase the profitability and growth of CTBI in a manner which is consistent with other goals of the company
•	Provide executive compensation which is competitive with other financial institutions in the peer group
•	Attract and retain personnel of outstanding ability and encourage excellence in the performance of individual responsibilities
•	Motivate and reward those members of management who contribute to the success of CTBI

For 2010, Incentive Plan awards were calculated according to a schedule comparing EPS and ROAA for the award period to a pre-determined performance standard.  For 2010, the Targeted (Base) ROAA was established as follows: ROAA per CTBI’s budget (0.96%) and core EPS growth per CTBI’s budget (19.3% growth to $1.98 per share).  CTBI achieved the required level of performance under the Incentive Plan for the year ended December 31, 2010.  Accordingly, the Named Executive Officers were entitled to the following cash incentive awards (paid in January 2011):

2010 Cash Incentive Awarded Under the Senior Management Incentive Compensation Plan ($)
Jean R. Hale Chairman and Chief Executive Officer	66,900

Kevin J. Stumbo Executive Vice President and Treasurer (Principal Financial Officer)	26,100

Mark A. Gooch Executive Vice President and Secretary	49,275

Larry W. Jones Executive Vice President	30,750

James B. Draughn Executive Vice President	28,350

For 2011, Incentive Plan awards will also be calculated according to a schedule comparing EPS and ROAA for the award period to a pre-determined performance standard.  The 2011 Incentive Plan may be amended, modified, or terminated by the Board of Directors at any time at its sole discretion, except that after the 90th day of the year, the target award and the performance standards may not be changed in a manner that would increase the amount of incentive compensation payable for such year.  The Targeted (Base) ROAA for 2011 is established as follows: ROAA per CTBI’s budget (1.16%) and core EPS growth per CTBI’s budget (18.0% growth to $2.56 per share).  With respect to the executive officers who serve on CTBI’s Executive Committee (which includes the Named Executive Officers), the following cash incentive awards may be earned:

Target/ROAA		Award as a % of Salary
BASE	1.16%	5%
	1.18%	7.50%
	1.20%	10%
	1.22%	15%
	1.24%	20%
	1.26%	25%
	1.28%	30%
	1.30%	40%
	1.32%	45%

Other senior officers consisting of the officers responsible for the divisions of consumer lending, residential real estate lending, trust divisions, sales and marketing, human resources, compliance, facilities management and the presidents of each market (“Group II Officers”) may receive awards for the year ending December 31, 2011 based on the targets applicable to members of the Executive Committee, ranging from 4.5% to 15% of salary. Other members of senior management consisting of Senior Vice Presidents of consolidated functions as well as others below the Senior Vice President level who are selected for participation by the Compensation Committee (“Group III Officers”) may receive awards for the year ending December 31, 2011 based on the targets applicable to members of the Executive Committee, ranging from 4.25% to 12.5% of salary.

The number of senior management incentive stock awards granted annually is also determined under the terms of the Incentive Plan and based on EPS and ROAA of CTBI.  CTBI achieved the targets under the Incentive Plan for 2010.  The Compensation Committee chose to issue restricted stock in lieu of stock options in amounts financially equivalent to the stock options earned under the Incentive Plan.  The following senior management incentive stock awards were granted to the Named Executive Officers in January 2011:

Restricted Stock Granted (Shares)
Jean R. Hale Chairman and Chief Executive Officer	4,952

Kevin J. Stumbo Executive Vice President and Treasurer (Principal Financial Officer)	1,932

Mark A. Gooch Executive Vice President and Secretary	3,647

Larry W. Jones Executive Vice President	2,276

James B. Draughn Executive Vice President	2,099

The restrictions on the restricted stock will generally lapse at the end of five years following the date of grant if the holder continues to be employed by CTBI.  However, in the event of a change in control of CTBI or the death of the Participant, the restrictions will lapse.  In the event of the disability of the Participant, the restrictions will lapse on a pro rata basis (with respect to 20% of the Participant’s restricted stock for each year since the date of award).  The Compensation Committee will have discretion to review and revise restrictions applicable to a Participant’s restricted stock in the event of the Participant’s retirement.  Each share of restricted stock shown above was granted on January 25, 2011, and the closing price on that date was $30.09 per share.

For 2011, the Targeted (Base) ROAA is established as follows: ROAA per CTBI’s budget (1.16%) and core EPS growth per CTBI’s budget (18.0% growth to $2.56 per share).  Based on CTBI’s performance for the year ending December 31, 2011, the following stock awards may be made to the executive officers who serve on CTBI’s Executive Committee (which includes the Named Executive Officers) under the Senior Management Incentive Plan:

Target/ROAA		Stock Award as a % of Salary
BASE	1.16%	25.00%
	1.18%	50.00%
	1.20%	100.00%
	1.22%	112.00%
	1.24%	125.00%
	1.26%	137.50%
	1.28%	150.00%
	1.30%	162.50%
	1.32%	175.00%

The Compensation Committee at its sole discretion may choose to issue restricted stock or a combination of stock options and restricted stock of an amount deemed the financial equivalent of the stock options earned under the terms of the Incentive Plan.

Group II Participants may receive stock awards for the year ending December 31, 2011 based on the targets applicable to members of the Executive Committee, ranging from 12.5% to 80% of salary.  Group III Participants may receive stock awards for the year ending December 31, 2011 based on the targets applicable to members of the Executive Committee, ranging from 6% to 40% of salary.

CTBI has structured its incentive compensation plans in a manner which is designed to permit a large percentage of the potential incentive compensation to be paid to participants who are not Named Executive Officers. During 2011, executive officers, other members of senior management, and employees are eligible to participate in various company incentive compensation plans.  Based on the number of participants and structure of CTBI’s incentive compensation plans, if CTBI achieves its 2011 targets at the base level, participants other than the Named Executive Officers will receive approximately 96% of the total amount paid under all company incentive compensation plans.

Long-Term Equity Compensation – CTBI’s philosophy is that long-term performance is achieved through aligning the interests of its executives with its shareholders through the use of stock-based awards. The Community Trust Bancorp, Inc. 2006 Stock Ownership Incentive Plan (the “2006 Plan”) was approved by CTBI’s shareholders at the 2006 Annual Meeting of Shareholders. The purpose of the 2006 Plan is to enhance the ability of CTBI to secure and retain the services of persons eligible to participate and to provide incentives for such persons to exert maximum efforts for the success of CTBI. The 2006 Plan is administered by the Compensation Committee.

In addition to the senior management stock awards that may be awarded pursuant to the Incentive Plan, stock awards may also be granted for management retention purposes under the 2006 Plan upon approval by the Compensation Committee.  The Compensation Committee has authority under that plan to select the form of the grant for equity awards in different forms, such as options or restricted stock.  Management retention awards are granted in connection with the hiring of new executives and the retention of key executives.  Stock awards are granted at the closing market price on the date of the grant, and the 2006 Plan does not permit the Board or the Compensation Committee to reprice stock awards.

Pursuant to the 2006 Plan, the Compensation Committee granted the following non-incentive shares of restricted stock to the Named Executive Officers in January 2010:

Restricted Stock Granted (Shares)
Jean R. Hale Chairman and Chief Executive Officer	9,642

Kevin J. Stumbo Executive Vice President and Treasurer (Principal Financial Officer)	3,214

Mark A. Gooch Executive Vice President and Secretary	6,428

Larry W. Jones Executive Vice President	3,214

James B. Draughn Executive Vice President	3,214

The restrictions on the restricted stock will generally lapse at the end of five years following the date of grant if the holder continues to be employed by CTBI.  However, in the event of a change in control of CTBI or the death of the Participant, the restrictions will lapse.  In the event of the disability of the Participant, the restrictions will lapse on a pro rata basis (with respect to 20% of the Participant’s restricted stock for each year since the date of award).  The Compensation Committee will have discretion to review and revise restrictions applicable to a Participant’s restricted stock in the event of the Participant’s retirement.  Each share of restricted stock shown above was granted on January 26, 2010, and the closing price on that date was $25.09 per share.

When determining the amount of stock option and restricted stock grants, the Compensation Committee considered equity incentive grants made by other companies within the financial services industry, including the Peer Group.  The Compensation Committee believes that both stock options and restricted stock align executive officer incentives with shareholder interests. The Compensation Committee also believes that restricted stock is a particularly effective vehicle to retain key executives because none of the restricted shares will become free of restriction (subject to exceptions related to death, disability or change in control of CTBI and, with the approval of the Compensation Committee, retirement) unless the holder remains in the employment of CTBI for a period of five years from the date of grant.

The Consultant’s report on executive compensation included the following conclusions:

•
CTBI’s performance has compared favorably to other, similar banks despite a very challenging environment for the economy in general and the banking industry in particular. CTBI’s performance versus peers on nearly a dozen metrics over the last one and three year time periods has been above the median (between the 50th and 75th percentiles), and performance on key metrics such as EPS and ROAA has been at the 70th percentile of peer companies.

•
In contrast, CTBI’s executive pay approximately equals the 25th percentile of market values; thus, pay is relatively low given the performance of CTBI.  CTBI has chosen to be conservative in compensating its executives relative to other, similar banks in the current environment, despite its relatively good performance.

•	CTBI’s incentive opportunities are relatively modest and no bonus or stock incentive awards are granted unless the financial results equal or exceed budget.

•
If CTBI’s performance significantly exceeds budget, CTBI’s executives have the potential to earn substantially higher levels of incentive compensation, which could result in total pay above the 50th or 75th percentiles of market depending on performance.

•
The Compensation Committee feels it has been appropriate to position CTBI’s executive pay conservatively versus the market given the uncertain economic environment.  The Compensation Committee will continue to monitor CTBI pay levels and make adjustments to ensure pay is appropriately aligned with performance.

Benefits and Perquisites – CTBI does not provide significant perquisites or personal benefits to its executive officers; however, the Named Executive Officers, as well as other executive officers and members of senior management, are provided with perquisites with an aggregate value of less than $10,000, including country club memberships.

Long-term incentives to align the interests of CTBI’s employees with the shareholders have been implemented through the development of a company-sponsored ESOP. The ESOP provides awards of CTBI stock subject to vesting requirements. Participation in the ESOP is available to any employee of CTBI or its subsidiaries who has been employed for one year, completed 1,000 hours of service, and attained the age of 21. CTBI currently contributes 4% of covered employees’ gross wages to the ESOP. The ESOP uses the contribution to acquire shares of CTBI’s common stock.

CTBI has established a 401(k) Plan within which employees can contribute 1% to 15% of their annual salary and CTBI will contribute 50% of the first 8% of contributions.  CTBI also provides health insurance, life insurance, and other programs that are usual and customary to encourage retention of employees.  Named Executive Officers also participate in CTBI’s supplemental executive life insurance plan.  This plan provides a split-dollar share of death benefits at an amount necessary to provide the Named Executive Officer with a total company-provided death benefit of three times their annual salary.  This amount is consistent with the death benefit provided to other eligible employees.  The benefit is dependent upon the executive’s eligibility to receive payments. Additionally, each Named Executive Officer is provided a post-retirement death benefit equal to one times his or her annual salary.  The benefits are funded with bank-owned life insurance (BOLI).  The BOLI is used to provide the additional post-retirement death benefit to the Named Executive Officer with minimal cost to CTBI.  Split-dollar life insurance plans are widely available in the banking industry, because the financial institution will recover its plan costs upon the death of an executive, and the executive’s beneficiary will receive a split of the insurance proceeds.  This benefit provides further incentive for long-term employment with CTBI.

The 2008 Report found that CTBI offered a competitive level of benefits compared to the Peer Group.  However, CTBI does not sponsor any supplemental executive retirement plan or deferred compensation plan.  The 2008 Report noted that 79% of the Peer Group has either a deferred compensation plan or a supplemental executive retirement plan.  The Compensation Committee determined that it would not recommend that CTBI implement a deferred compensation plan or supplemental executive retirement plan at this time.  However, the Compensation Committee may consider the implementation of such a plan in the future.

On a long-term basis, the Compensation Committee believes that it is in the best interest of CTBI to establish executive officer compensation at levels similar to compensation paid by peer group companies with comparable past performance. The Compensation Committee believes that CTBI’s executive officers performed at a high level in 2010. However, in light of the current economic uncertainties and challenges facing financial institutions, the Compensation Committee concluded that CTBI should not make significant changes to executive compensation levels for 2010.  Instead, the Compensation Committee believes it is in the best interest of CTBI to attain these executive officer compensation levels on a gradual basis over the next few years.

OBRA Deductibility Limitation

The Omnibus Budget Reconciliation Act of 1994 (“OBRA”) prohibits the tax deduction by public companies of compensation of certain executive officers in excess of $1 million, unless certain criteria are met. CTBI has no executive officers that exceed this amount and, therefore, has determined not to take any action at this time with respect to its compensation plans to seek to meet these criteria.

Employment Contracts, Termination of Employment, and Change in Control Arrangements

As of December 31, 2010, CTBI had in effect certain termination of employment and change in control agreements (“Severance Agreements”) with each of its Named Executive Officers, as well as its other executive officers. Severance Agreements are offered in order to attract and retain key executives by protecting them in case of a change in control of CTBI.  The Severance Agreements are effective for a term equal to the longer of three years or the covered period should a change in control of CTBI occur during such three-year period.  These agreements are automatically renewable for additional one-year periods, and the covered period during which the terms and conditions of the Severance Agreements are effective is the period of time following a change in control equal to (i) two years following the occurrence of the change in control in the event of an involuntary termination or a voluntary termination following a change in duties or (ii) the thirteenth month following the change in control in the event of a voluntary termination not preceded by a change in duties.

The Severance Agreements require the payment to a Named Executive Officer or other executive officer of a severance amount in the event of an involuntary or voluntary termination of employment after a change in control of CTBI during the covered period. The severance amount payable under the Severance Agreements is equal to (i) 2.99 times the Named Executive Officer’s or other executive officer’s base annual salary in the event of involuntary termination or in the event of a voluntary termination of employment preceded by a change in duties subsequent to a change in control of CTBI or (ii) 2.00 times the Named Executive Officer’s or other executive officer’s annual base salary in the event of a voluntary termination of employment not preceded by a change in duties subsequent to a change in control of CTBI.

A change in control occurs, for purposes of the Severance Agreements, when (i) any person, including a group under Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the owner of 30% or more of the combined voting power of CTBI’s outstanding securities; (ii) as a result of, or in connection with, any tender offer, exchange offer, merger or other combination, sale of assets or contested election, the persons who were directors of CTBI before such transaction(s) cease to constitute a majority of the Board of Directors of CTBI or successor of CTBI; (iii) a tender or exchange offer is made and consummated for the ownership of 30% or more of the combined voting power of CTBI’s outstanding voting securities; or (iv) CTBI transfers substantially all of its assets to another corporation that is not a wholly-owned subsidiary of CTBI.

The Compensation Committee believes the use and structure of the Severance Agreements are consistent with CTBI’s compensation objectives to attract, motivate and retain highly qualified executives.  The Compensation Committee also believes that the Severance Agreements promote job stability and financial security, preserve morale and productivity, and encourage retention in the event of an actual or potential change in control.  However, the Compensation Committee intends to review the terms of the Severance Agreements annually in the context of executive compensation packages and related developments.

No termination of employment or change in control payments were made in 2010.

Compensation Risk

The Compensation Committee is responsible for the oversight of compensation risk and reviews the Senior Management Incentive Compensation Plan and the Employee Incentive Compensation Plan to evaluate the plans’ potential for creating or increasing risk to CTBI.  The Compensation Committee reviewed the risk assessment completed by management of all incentive plans that are used within CTBI.  The Compensation Committee concluded that CTBI’s compensation plans do not create any risks that are likely to have a material adverse impact on CTBI.  Incentive compensation plans are designed according to CTBI’s compensation philosophy.  The Compensation Committee has discretion to make changes in the plans and discretion regarding payments under the plans based upon review of the plans and CTBI’s performance.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of CTBI has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

M. Lynn Parrish, Chairman
Nick A. Cooley, Vice Chairman
Nick Carter, Member

March 23, 2011

EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid or accrued by CTBI to or for the account of the Chief Executive Officer, the Principal Financial Officer, and each of the other three most highly compensated executive officers of CTBI for the fiscal years ended December 31, 2010, 2009, and 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Options (2) ($)	All Other Compensation (3) ($)	Total Compensation ($)
Jean R. Hale, Chairman, President and Chief Executive Officer	2010 2009 2008	445,308 452,077 420,462	66,900 0 0	107,714 85,248 106,830	23,390 21,256 20,440	643,312 558,581 547,732

Kevin J. Stumbo, Executive Vice President and Treasurer (Principal Financial Officer)	2010 2009 2008	173,846 177,807 164,423	26,100 0 0	43,527 38,332 47,424	11,140 11,434 10,545	254,613 227,573 222,392

Mark A. Gooch, Executive Vice President and Secretary	2010 2009 2008	328,000 333,231 310,846	49,275 0 0	77,559 65,146 81,249	19,304 17,930 17,431	474,138 416,307 409,526

Larry W. Jones, Executive Vice President	2010 2009 2008	188,615 188,192 174,463	30,750 0 0	44,295 40,314 49,170	16,323 17,656 17,335	279,983 246,162 240,968

James B. Draughn, Executive Vice President	2010 2009 2008	188,692 191,250 176,731	28,350 0 0	64,547 59,352 68,696	15,788 16,058 13,044	297,377 266,660 257,264

(1)
Bonuses are paid under the Senior Management Incentive Compensation Plan (“Incentive Plan”), which is open to all executive officers, market presidents, and senior vice presidents of consolidated functions. Individuals below senior vice president level may be recommended and approved by the Compensation Committee for special awards of options for extraordinary performance.  Bonuses for executive officers are earned based on CTBI reaching certain earnings per share and return on assets goals after accruing for the cost of the bonuses.  CTBI achieved the required level of performance under the Incentive Plan for the year ended December 31, 2010.  Accordingly, the Named Executive Officers were entitled to cash incentive awards (paid in January 2011).  In 2009, CTBI did not meet its internal performance targets but did meet its alternative Peer Group performance goal.  However, the Compensation Committee determined that the overall level of performance was not adequate to recommend any incentive compensation.  In 2008, CTBI did not meet its internal performance goals, and therefore, no bonus was earned.  (See the Compensation Discussion and Analysis for more information.)

(2)
This column includes the value of all option and restricted stock awards under the company stock ownership plans.  The value is the amount recognized for financial statement reporting purposes with respect to fiscal years 2010, 2009, and 2008 in accordance with ASC 718.  The assumptions used in the valuation of option awards are included in notes 1 and 15 to CTBI’s consolidated financial statements for the year ended December 31, 2010 included in CTBI’s Annual Report on Form 10-K filed with the SEC on March 15, 2011.

(3)	The compensation represented by the amounts for 2010, 2009, and 2008 set forth in the All Other Compensation column for NEOs is detailed in the following tables.

Name	Year	Company Contributions to ESOP ($)	Company Contributions to 401(k) ($)	Perquisites ($)	Company Paid Life Insurance Premiums ($)	Total All Other Compensation ($)
		(a)	(a)		(b)
Jean R. Hale	2010	9,800	8,250	-	5,340	23,390
	2009	9,800	6,756	-	4,700	21,256
	2008	9,200	6,995	-	4,245	20,440

Kevin J. Stumbo	2010	6,695	3,477	-	709	11,140
	2009	7,112	3,556	-	766	11,434
	2008	6,577	3,288	-	680	10,545

Mark A. Gooch	2010	9,800	8,250	-	1,254	19,304
	2009	9,800	6,756	-	1,374	17,930
	2008	9,200	6,995	-	1,236	17,431

Larry W. Jones	2010	7,545	7,545	-	1,233	16,323
	2009	7,680	7,680	-	1,646	13,413
	2008	8,766	6,103	-	1,439	109,536

James B. Draughn	2010	7,548	7,548	-	692	15,788
	2009	7,650	7,650	-	758	16,058
	2008	7,069	5,302	-	673	13,044

(a)	For further information regarding the ESOP and 401(k) Plans, see the Compensation Discussion & Analysis.

(b)
This column included excess premiums reported as taxable compensation on the NEO’s W-2 for life insurance at three times salary.  A similar insurance benefit at three times salary is provided to all full-time employees on a nondiscriminatory basis.

The following table sets forth the information regarding plan based awards granted to NEOs in 2010.

GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Payouts Under Non-Equity Incentive Plan Awards (1) ($)	All Other Awards: Number of Securities Underlying Options Granted (2) (#)	Exercise or Base Price ($/share)	Grant Date Fair Value of Equity Awards (3) ($)
Jean R. Hale	-	66,900	-	-	-
Restricted Stock Grant	01/26/10	-	9,642	25.09	241,918

Kevin J. Stumbo	-	26,100	-	-	-
Restricted Stock Grant	01/26/10	-	3,214	25.09	80,639

Mark A. Gooch	-	49,275	-	-	-
Restricted Stock Grant	01/26/10	-	6,428	25.09	161,279

Larry W. Jones	-	30,750	-	-	-
Restricted Stock Grant	01/26/10	-	3,214	25.09	80,639

James B. Draughn	-	28,350	-	-	-
Restricted Stock Grant	01/26/10	-	3,214	25.09	80,639

(1)
This column shows the payouts for 2010 performance and paid in January 2011, under the Senior Management Incentive Compensation Plan as described in the Incentive Based Compensation section of the Compensation Discussion & Analysis.

(2)	Restricted stock grants were made under the company stock ownership plans and become vested after five years or upon a change in control of CTBI.

(3)	The grant-date fair value of restricted stock grants was $25.09 per share, measured in accordance with ASC 718.

The following tables set forth information concerning options exercised by the NEOs during 2010 and the number and value of unexercised options held by the NEOs of CTBI at December 31, 2010.

OPTION EXERCISES

Name	Shares Acquired on Exercise (#)	Value Realized (1) ($)
Jean R. Hale	13,310	218,909

Kevin J. Stumbo	11,120	89,494

Mark A. Gooch	13,310	200,675

Larry W. Jones	5,000	37,940

James B. Draughn	0	-

(1) The value realized is calculated based on the closing market price on the date of exercise.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

Name	Number of Securities Underlying Unexercised Options and Restricted Stock Grants at Fiscal Year-End (1) (#)		Option Exercise Price ($)	Expiration Date	Value of Unexercised In-the-Money Options and Restricted Stock Grants at Fiscal Year-End (2) ($)
	Exercisable	Unexercisable			Exercisable	Unexercisable
Jean R. Hale
Stock Option Grants:
Granted 01/29/02	13,310	0	16.717	01/29/12	162,958	-
Granted 01/17/03	12,390	0	20.983	01/17/13	98,829	-
Granted 01/27/04	8,250	0	27.109	01/27/14	15,270	-
Granted 01/28/05	9,552	0	30.880	01/28/15	-	-
Granted 01/27/06	9,864	0	32.440	01/27/16	-	-
Granted 01/23/07	5,648	5,549	38.950	01/23/17	-	-
Granted 01/29/08	0	6,250	28.320	01/29/18	-	-
Restricted Stock Grants:
Granted 01/29/08	0	1,420	-	01/29/13	-	41,123
Granted 01/27/09	0	1,223	-	01/27/14	-	35,418
Granted 01/26/10	0	9,642	-	01/26/15	-	279,232

Kevin J. Stumbo
Stock Option Grants:
Granted 01/27/04	2,750	0	27.109	01/27/14	5,090	-
Granted 01/28/05	2,024	0	30.880	01/28/15	-	-
Granted 01/27/06	3,121	0	32.440	01/27/16	-	-
Granted 01/23/07	3,611	1,204	38.950	01/23/17	-	-
Granted 01/29/08	0	3,750	28.320	01/29/18	-	2,400
Restricted Stock Grants:
Granted 01/29/08	0	852	-	01/29/13	-	24,674
Granted 01/27/09	0	408	-	01/27/14	-	11,816
Granted 01/26/10	0	3,214	-	01/26/15	-	93,077

Mark A. Gooch
Stock Option Grants:
Granted 01/29/02	9,983	0	16.717	01/29/12	122,224	-
Granted 01/17/03	9,293	0	20.983	01/17/13	74,126	-
Granted 01/27/04	5,500	0	27.109	01/27/14	10,180	-
Granted 01/28/05	7,284	0	30.880	01/28/15	-	-
Granted 01/27/06	7,552	0	32.440	01/27/16	-	-
Granted 01/23/07	6,499	2,166	38.950	01/23/17	-	-
Granted 01/29/08		5,000	28.320	01/29/18	-	3,200
Restricted Stock Grants:
Granted 01/29/08	0	1,136	-	01/29/13	-	32,899
Granted 01/27/09	0	815	-	01/27/14	-	23,602
Granted 01/26/10	0	6,428	-	01/26/15	-	186,155

Larry L. Jones
Stock Option Grants:
Granted 10/22/02	9,120	0	19.992	10/22/12	81,784	-
Granted 01/27/04	2,750	0	27.109	01/27/14	5,090	-
Granted 01/28/05	2,606	0	30.880	01/28/15	-	-
Granted 01/27/06	4,623	0	32.440	01/27/16	-	-
Granted 01/23/07	3,791	1,264	38.950	01/23/17	-	-
Granted 01/29/08	0	3,750	28.320	01/29/18	-	2,400
Restricted Stock Grants:
Granted 01/29/08	0	852	-	01/29/13	-	24,674
Granted 01/27/09	0	408	-	01/27/14	-	11,816
Granted 01/26/10	0	3,214	-	01/26/15	-	93,077

James B. Draughn
Stock Option Grants:
Granted 01/17/03	1,406	0	20.983	01/17/13	11,215	-
Granted 01/27/04	2,750	0	27.109	01/27/14	5,090	-
Granted 01/28/05	4,208	0	30.880	01/28/15	-	-
Granted 01/27/06	0	10,000	32.440	01/27/16	-	-
Granted 01/27/06	4,161	0	32.440	01/27/16	-	-
Granted 01/23/07	3,611	1,204	38.950	01/23/17	-	-
Granted 01/29/08	0	3,750	28.320	01/29/18	-	2,400
Restricted Stock Grants:
Granted 01/29/08	0	852	-	01/29/13	-	24,674
Granted 01/27/09	0	408	-	01/27/14	-	11,816
Granted 01/26/10	0	3,214	-	01/26/15	-	93,077

(1) Options granted as senior management incentive options in the stock ownership plans become exercisable in equal 25% installments beginning one year after the date of the grant and become fully exercisable upon a change in control of CTBI.  Options granted as management retention options in the stock ownership plans and restricted stock become exercisable after five years and become fully exercisable upon a change in control of CTBI.  Options expire if not exercised ten years after the date of the grant.

(2)  Based on the closing price of $28.96 of our common stock at December 31, 2010.

CHANGE IN CONTROL AND TERMINATION BENEFITS

CTBI provides additional benefits, not included in the previous tables, to the NEOs in the event of a change in control.  The following table provides an estimate of the value of such benefits, assuming the change in control had occurred on December 31, 2010.

Name	Severance payment equal to 2.99 times annual base salary (1) ($)	Severance payment equal to 2.00 times annual base salary (2) ($)	Acceleration of stock options and restricted stock grants (3) ($)	Total (based on 2.99 times annual base salary) (1) ($)	Total (based on 2.00 times annual base salary) (2) ($)
Jean R. Hale	1,333,540	892,000	359,774	1,693,314	1,251,774

Kevin J. Stumbo	520,260	348,000	131,967	652,227	479,967

Mark A. Gooch	982,215	657,000	245,856	1,228,071	902,856

Larry W. Jones	612,950	410,000	131,967	744,917	541,967

James B. Draughn	565,110	378,000	131,967	697,077	509,967

(1)
Severance agreements with the NEOs require payment of an amount equal to 2.99 times annual base salary in the event of a change in control of CTBI followed by:  (a) a subsequent involuntary termination; or  (b) a voluntary termination preceded by a change in duties.

(2)
Severance agreements with the NEOs require payment of an amount equal to 2.00 times annual base salary in the event of a voluntary termination not preceded by a change in duties subsequent to a change in control of CTBI.

(3)
Stock options held by the NEOs provide for full vesting upon a change in control.  In addition, upon the death or disability of the NEOs, stock options held by the NEOs become fully vested.  The amounts shown represent the in-the-money value of the options that would accelerate, calculated based on the positive difference between the option exercise price and $28.96 which was the closing price for a share of our common stock on December 31, 2010.  The restricted shares will become free of restriction (subject to exceptions related to death, disability or change in control of CTBI and, with the approval of the Compensation Committee, retirement) upon the holder remaining in the employment of CTBI for a period of five years from the date of grant.  The amounts shown for restricted stock represent the number of shares granted multiplied by the closing price at December 31, 2010 of $28.96.

See the Employment Contracts, Termination of Employment, and Change in Control Agreements section of the Compensation Discussion & Analysis for further information.

SHAREHOLDER PROPOSALS

It is currently contemplated that next year’s Annual Meeting of Shareholders will be held on or about April 24, 2012.  In the event that a shareholder desires to have a proposal considered for presentation at CTBI’s next Annual Meeting of Shareholders and inclusion in the Proxy Statement for such meeting, the proposal must be forwarded in writing to the Secretary of CTBI so that it is received no later than December 2, 2011.  Any such proposal must comply with the requirements of Rule 14(a)-8 promulgated under the Act.  If a shareholder intends to present a proposal at the next Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in CTBI’s Proxy, Notice of Meeting, and Proxy Statement, such proposal must be received by the Secretary of CTBI prior to February 15, 2012 or CTBI’s management proxies for the Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in CTBI’s Proxy, Notice of Meeting or Proxy Statement.

MISCELLANEOUS

The Board of Directors of CTBI knows of no other business to be presented to the Annual Meeting.  If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  The Board of Directors urges each shareholder who does not intend to be present and to vote at the Annual Meeting to submit a proxy as promptly as possible.

By Order of the Board of Directors

/s/ Jean R. Hale
Jean R. Hale
Chairman of the Board,
President and CEO

Pikeville, Kentucky
March 31, 2011

ATTACHMENT A

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMMUNITY TRUST BANCORP, INC., 346 NORTH MAYO TRAIL, PIKEVILLE, KY  41501-1492

The Undersigned Shareholder of COMMUNITY TRUST BANCORP, INC., a Kentucky corporation, hereby appoints DR. ORVILLE CLARK, JR., MARILYN T. JUSTICE, and ERNEST M. ROGERS, or any one of them acting in the absence of the others, as the attorneys and proxies of the undersigned with full power of substitution, to vote all shares of stock of Community Trust Bancorp, Inc., as designated below which the undersigned holds of record at the close of business on February 28, 2011, and is entitled to vote at the Annual Meeting of Shareholders to be held at COMMUNITY TRUST BANCORP, INC., 346 NORTH MAYO TRAIL, PIKEVILLE, KENTUCKY, at 10:00 a.m. on April 26, 2011, and at any adjournment thereof.

Dated:  _______________________________________________________________, 2011.
(Please sign exactly as your name appears hereon.)

___________________________________________________________________________
(Signature of Shareholder)

___________________________________________________________________________
(Signature of Shareholder)

(When shares are held by joint tenants, both should sign.  Trustees, guardians, attorneys, executors, administrators and others signing in a representative capacity should indicate the capacity in which they sign.  If a corporation, the president or other authorized officer should sign in the full corporate name.  If a partnership, an authorized person should sign in partnership name.)

PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(THIS PROXY IS CONTINUED ON THE REVERSE SIDE.  PLEASE SEE FOR IMPORTANT INFORMATION.)

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER.  IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.  THE BOARD OF DIRECTORS PROPOSES AND RECOMMENDS YOU VOTE “FOR” PROPOSAL NOS. 1, 2 AND 3, AND “1 YEAR” ON PROPOSAL NO. 4.

1.    ELECTION OF DIRECTORS:
[   ]  FOR all nominees listed below (except as marked to the contrary below)        [   ] WITHHOLD AUTHORITY to vote for all nominees listed below.

Charles J. Baird,  Nick Carter,  Nick A. Cooley,  Jean R. Hale,  James E. McGhee II,  M. Lynn Parrish,  Dr. James R. Ramsey,  Anthony W. St. Charles
(or any substitute nominee should any of the above become unavailable for any reason)

(INSTRUCTIONS:   To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.)

_________________________________________________________________________________________________________________________________________

If you wish to cumulate your votes for any nominee(s) as explained in the Proxy Statement, mark the box on the right and indicate on the line below the name(s) of such nominee(s) and the number of votes to be cast for such nominee(s).                                                   [   ]
_________________________________________________________________________________________________________________________________________
2.    Proposal to ratify and approve the appointment of BKD, LLP as Community Trust Bancorp, Inc.’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011.
FOR           [   ]           AGAINST                      [   ]           ABSTAIN                      [   ]
3.    Proposal to approve the advisory (nonbinding) resolution relating to executive compensation.
FOR           [   ]           AGAINST                      [   ]           ABSTAIN                      [   ]
4.    Advisory (nonbinding) vote on the frequency of the advisory vote on executive compensation.
1 YEAR      [   ]           2 YEARS                       [   ]           3 YEARS                        [   ]           ABSTAIN                      [   ]

In their discretion, the Proxies are authorized to vote in accordance with their judgment upon such other business as may properly come before the meeting.

I do not [ ]	I do [ ]	plan to attend the Annual Meeting	NUMBER ATTENDING: _____________________________

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE, AND SIGN THIS PROXY CARD, AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
(THIS PROXY IS CONTINUED ON THE REVERSE SIDE.  PLEASE SEE FOR IMPORTANT INFORMATION.)